EXHIBIT  1
                                                   Signet Banking Corporation
                                                   PO Box 25970
                                                   Richmond VA 23250
                                                   804 771 7210

N E W S  R E L E A S E

Release Date   March 19, 1996    Contact  Teri Schrettenbrunner      S I G N E T
                                          Director, Public Relations
                                          (804) 771-7210


                        Signet Discloses Potential Fraud

     RICHMOND, Va. -- Signet Banking Corporation announced today that it is the apparent victim of fraudulent commercial loan transactions amounting to $81 million. The transactions are structured as loans to finance computer equipment leases in which the purported lessee is a Fortune 100 corporation, well known to Signet.

     Payments under the leases were assigned to Signet. It is now believed that the documents obligating the lessee were forged. Individuals claiming to be employees of the lessee were arrested today by Federal authorities. At this time, all payments are current, but Signet is assessing the potential for loss under its $81 million exposure.

     Signet has sold or assigned without recourse to other financial institutions participations in similar transactions with the same parties, totaling approximately $173 million.

     The purported lessee is conducting its own independent investigation, and Signet is cooperating with Federal authorities in their investigation.

     Signet Banking Corporation is an $11 billion financial institution with headquarters in Richmond, Virginia. The company offers a wide array of financial services through its Capital Markets, Commercial and Consumer Banking businesses. Signet has offices in Virginia, Maryland and the District of Columbia, and markets several of its products nationally.


                                  Listed on New York Stock Exchange-Symbol SBK